Thursday, January 15, 2004	Roger Bosma
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports $4.0 Million in Net Income in Fourth Quarter and Declares Quarterly Dividend

Oak Ridge, NJ – January 15, 2004 --Lakeland Bancorp, Inc. (Nasdaq: LBAI) reported Net Income for the fourth quarter of $4.0 million, which equaled Net Income for the fourth quarter of 2002. Earnings per diluted share were $0.25 in the fourth quarter of 2003, as compared to $0.26 for the same period last year reflecting additional shares outstanding following the consummation of the CSB acquisition.  The Company’s Annualized Return on Average Assets was 1.02% and Annualized Return on Average Equity was 14.60% for the fourth quarter of 2003.

Net Income for the year ended December 31, 2003 was $15.1 million, up $5.0 million from the $10.1 million for 2002. Earnings per diluted share were $0.98, up from the $0.66 per diluted share for 2002. Return on Average Assets was 1.10% and Return on Average Equity was 15.45% for 2003.

Lakeland Bancorp also announced that it has declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on February 13, 2004 to holders of record as of the close of business on January 30, 2004.

Roger Bosma, Lakeland Bancorp’s President and CEO, said, “2003 was a year of continued growth for the bank. We were pleased to consummate the acquisition of CSB Financial Corp. in the third quarter, as well as announcing the proposed merger of Newton Financial Corp. in the fourth quarter. Our acquisitions, along with the ongoing development of our current branch locations, make Lakeland one of the prominent community banks in New Jersey.”

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Earnings

Net Interest Income
Net interest income for the fourth quarter of 2003 was $13.8 million, compared with $12.9 million for the same period in 2002. This reflects the impact of the lower interest rate environment offset by a 29% increase in average earning assets.  Net interest margin decreased to 3.93% for the fourth quarter of 2003 compared to 4.72% for the fourth quarter of 2002, but increased 8 basis points from the third quarter of 2003.

For 2003, net interest income was $50.7 million, or 5% higher than the $48.2 million reported in 2002.  Net interest margin decreased to 4.12% in 2003 from 4.75% in 2002, while average earning assets increased 22%.

Noninterest Income
Noninterest income, including gains on the sales of securities, totaled $3.1 million for the fourth quarter of 2003, compared to $2.3 million for the fourth quarter of 2002.  Gains on the sales of securities were $171,000 in the fourth quarter of 2003 compared to gains of $1,000 for the same period in 2002. Noninterest income, excluding gains on the sales of securities, increased from $2.3 million in the fourth quarter of 2002 to $3.0 million in the same period in 2003, a 28% increase. Service charges on deposit accounts increased 12% to $1.9 million due to increased overdraft and return item charges.  Commissions and fees increased 46% to $588,000, primarily due to increased loan fees.  Other income increased by $267,000, or 104%, primarily due to income from $7.0 million in bank owned life insurance that was purchased in 2003.

Noninterest income, including gains on the sales of securities, totaled $12.8 million in 2003, compared to $9.9 million in 2002.  Gains on the sales of securities increased from $876,000 in 2002 to $1.9 million in 2003. Noninterest income, excluding gains on the sales of securities, increased from $9.0 million in 2002 to $10.9 million in 2003, a 21% increase. This was primarily due to increases of $1.1 million in service charges on deposit accounts and $699,000 in commissions and fees.

Noninterest expense
Noninterest expense for the fourth quarter of 2003 was $10.3 million, an increase of 17% compared to the fourth quarter of 2002.  Salary and benefit costs were $5.4 million for the fourth quarter of 2003, an increase of 21% compared to the same period in 2002.  Net occupancy expense was $977,000, an increase of 11% from the fourth quarter of 2002.  The increases in both salaries and benefits and occupancy expense were due in part to the acquisition of CSB Financial Corp. in the third quarter of 2003. Other expenses increased by 21% in the fourth quarter of 2003 reflecting increased legal and consulting expenses, as well as the acquisition of CSB Financial Corp.

For the entire year of 2003, noninterest expense was $38.3 million compared to $33.6 million for 2002, an increase of $4.7 million or 14%. Of this increase, $2.2 million relates to increased salary and benefit costs.  This increase reflects higher salary and benefit expense due to bank expansion as well as normal salary and benefit increases. Occupancy expense increased by $295,000 reflecting the opening of one new branch in the fourth quarter of 2002 as well as

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increased expenses incurred in the other bank locations. Other expenses increased 28% primarily due to increased legal and consulting fees.

Financial Condition

At December 31, 2003, total assets were $1.585 billion, including $141.1 million from the acquisition of CSB, an increase of $378.2 million or 31% from year-end 2002.

Loans
Total loans increased $133.7 million to $852.4 million, or 19% from December 31, 2002 to December 31, 2003, including $83.1 million from the CSB acquisition. In 2003, commercial loans increased $98.8 million or 31% from year-end 2002 including $63.5 million from CSB.  Consumer and home equity loans increased $19.8 million, or 8%, while residential mortgage loans increased $15.1 million or 9% primarily reflecting the CSB acquisition. The growth in home equity loans and residential mortgage loans was slowed due to loan refinancing activity.

Asset Quality
At December 31, 2003, non-performing assets totaled $16.7 million (1.05% of total assets) down from $20.0 million (1.66% of total assets) at December 31, 2002. The decline includes $5.3 million related to the litigation settlement with one of the surety companies which issued surety bonds to guarantee the income stream of several commercial lease pools. As of December 31, 2003, non-performing assets included $10.6 million related to these commercial lease pools (0.67% of total assets) and $6.1 million of other non-performing assets (0.38% of total assets).  The Allowance for Loans and Lease Losses totaled $16.9 million at December 31, 2003 including a $5.6 million reserve allocation for the commercial lease portfolio. Net charge-offs for the fourth quarter 2003 were $327,000 compared to $615,000 for the same period in 2002.

Deposits
At December 31, 2003, total deposits were $1.326 billion, which included $124.7 million from CSB.  This was an increase of $266.6 million or 25% from December 31, 2002.  Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, increased by $230.4 million or 29% from December 31, 2002, to $1.038 billion at December 31, 2003 including $71.0 million from the CSB acquisition.  Core deposits, as defined, represent 78% of total deposits at December 31, 2003.

Capital
Stockholders’ equity was $111.0 million, and book value per common share was $6.96, at December 31, 2003. In December 2003, the Company completed a $25.0 million trust-preferred securities offering, maturing in thirty years, with a fixed rate of 7.53% for ten years, then at a floating rate of three month LIBOR plus 285 basis points. As of December 31, 2003, the Company’s leverage ratio was 7.80%.  Tier I and total risk based capital ratios were 12.71% and 15.89%, respectively.  These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

Non-historical information disclosed in this press release constitutes forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements as a result of numerous factors, including pricing pressures on

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loan and deposit products; competition; changes in economic conditions nationally, regionally and in Lakeland’s  markets; changes in levels of market interest rates; credit risks of lending activities and competitive factors; whether or not the Company ultimately receives payment of all amounts due from a lease portfolio as described in its Form 10-K for the year ended December 31, 2002; changes in the conditions of the capital markets in general and in the capital markets for financial institutions in particular; the ability of Lakeland Bank to integrate Newton  into the Company’s overall business and plans after the acquisition closes; and the extent and timing of legislative and regulatory actions and reforms. The Company is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Lakeland Bancorp has filed a Registration Statement on SEC Form S-4 in connection with the merger with Newton and the parties expect to mail a Proxy Statement/Prospectus to their shareholders containing information about the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT LAKELAND, NEWTON, THE MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov. In addition to the Registration Statement and the Proxy Statement/Prospectus, Lakeland files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Lakeland at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Lakeland’s filings with the Commission also are available to the public from commercial document-retrieval services and at the web site maintained by the Commission at http//www.sec.gov. Newton, its directors, executive officers and certain members of management and employees may be soliciting proxies from Newton’s stockholders in favor of the adoption of the merger agreement. Lakeland Bancorp, its directors, executive officers, and certain members of management and employees may be soliciting proxies from Lakeland Bancorp’s shareholders to authorize the issuance of the shares of Lakeland Bancorp common stock issuable pursuant to the merger agreement. A description of any interests that Newton’s directors and executive officers have in the merger will be available in the Proxy Statement/Prospectus. This press release does not constitute an offer of any securities for sale.

Lakeland Bancorp, Inc.
Financial Highlights
(unaudited)

	Three months ended December 31,		Year ended December 31,

	2003	2002	2003	2002

	(Dollars in thousands except share amounts)
Net Income	$3,996	$4,036	$15,107	$10,077
Basic Earnings Per Share	$0.25	$0.27	$0.99	$0.67
Diluted Earnings Per Share	$0.25	$0.26	$0.98	$0.66
Dividends per share	$0.10	$0.09	$0.38	$0.34
Weighted Average Shares - Basic	15,937,361	14,978,854	15,280,602	15,036,197
Weighted Average Shares - Diluted	16,156,766	15,279,204	15,492,108	15,316,041
SELECTED OPERATING RATIOS
Return on Average Assets	1.02%	1.34%	1.10%	0.89%
Return on Average Equity	14.60%	17.89%	15.45%	11.29%
Yield on Interest Earning Assets	5.19%	6.21%	5.39%	6.41%
Cost of funds	1.54%	1.87%	1.56%	2.10%
Net interest spread	3.65%	4.34%	3.83%	4.31%
Net interest margin	3.93%	4.72%	4.12%	4.75%
Efficiency ratio	60.20%	56.30%	60.30%	57.50%
Stockholders’ equity to total assets			7.00%	7.52%
Book value per share			$6.96	$6.08
ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.64%	0.12%
Ratio of allowance to total loans			1.98%	2.50%
Non-performing loans to total loans			1.95%	2.77%
Non-performing assets to total assets			1.05%	1.66%
Allowance to non-performing loans			101%	90%

SELECTED AVERAGE BALANCE SHEET DATA

	For the three months ended		For the year ended

	12/31/2003	12/31/2002	12/31/2003	12/31/2002

Loans, net of costs (fees)	$826,872	$707,022	$763,607	$666,952
Interest-Earning Assets	1,432,576	1,111,260	1,267,974	1,041,048
Core Deposits	1,052,988	810,949	931,507	739,674
Time Deposits	295,963	243,169	266,512	246,559
Total Deposits	1,348,951	1,054,118	1,198,019	986,233
Total Assets	1,560,710	1,198,130	1,372,148	1,129,280
Total Borrowings	96,300	49,184	70,228	47,922
Common Equity	108,560	89,487	97,761	89,295

Lakeland Bancorp, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002

(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$42,760	$32,775
Federal funds sold and interest-bearing deposits due from banks	3,324	2,690

Total cash and cash equivalents	46,084	35,465
Investment securities available for sale	557,402	361,760
Investment securities held to maturity; fair value of $43,050 in 2003 and $48,436 in 2002	43,009	46,083
Loans:
Commercial	413,198	314,378
Residential mortgages	185,153	170,039
Consumer and home equity	254,036	234,259

Total loans	852,387	718,676
Plus: deferred (fees) costs	(851)	982
Less: Allowance for loan and lease losses	16,899	17,940

Net loans	834,637	701,718
Premises and equipment - net	27,510	25,167
Accrued interest receivable	6,391	5,495
Goodwill	24,960	2,388
Core deposit intangible	2,649	632
Other assets	42,648	28,397

TOTAL ASSETS	$1,585,290	$1,207,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$242,710	$214,110
Savings and interest-bearing transaction accounts	795,485	593,637
Time deposits under $100	209,216	179,423
Time deposits $100 and over	78,271	71,922

Total deposits	1,325,682	1,059,092
Federal funds purchased and securities sold under agreements to repurchase	51,423	19,974
Long-term debt	34,500	31,000
Other liabilities	7,734	6,272
Guaranteed preferred beneficial interests in Company’s subordinated debentures	55,000	—

TOTAL LIABILITIES	1,474,339	1,116,338

STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 16,483,551 at December 31, 2003 and 15,431,951 December 31, 2002	131,116	101,664
Accumulated Deficit	(12,980)	(9,436)
Treasury stock, at cost, 535,025 shares at December 31, 2003 and 466,219 at December 31, 2002	(7,283)	(5,881)
Accumulated other comprehensive income	98	4,420

TOTAL STOCKHOLDERS’ EQUITY	110,951	90,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,585,290	$1,207,105

Lakeland Bancorp, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three months Ended December 31,		Year Ended December 31,

	2003	2002	2003	2002

	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$12,731	$12,642	$48,137	$47,076
Federal funds sold and interest bearing deposits with banks	41	96	234	357
Taxable investment securities	4,762	3,706	15,611	15,758
Tax exempt investment securities	796	618	2,940	2,329

TOTAL INTEREST INCOME	18,330	17,062	66,922	65,520

INTEREST EXPENSE
Deposits	3,518	3,698	13,266	15,462
Securities sold under agreements to repurchase	63	72	223	293
Long-term debt	986	409	2,735	1,591

TOTAL INTEREST EXPENSE	4,567	4,179	16,224	17,346

NET INTEREST INCOME	13,763	12,883	50,698	48,174
Provision for loan losses	750	750	3,000	10,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,013	12,133	47,698	37,674
NONINTEREST INCOME
Service charges on deposit accounts	1,857	1,655	7,089	6,031
Commissions and fees	588	403	2,535	1,836
Gain on the sales of securities	171	1	1,857	876
Other income	523	256	1,302	1,134

TOTAL NONINTEREST INCOME	3,139	2,315	12,783	9,877

NONINTEREST EXPENSE
Salaries and employee benefits	5,426	4,498	20,676	18,491
Net occupancy expense	977	879	3,665	3,370
Furniture and equipment	914	929	3,366	3,255
Stationery, supplies and postage	360	307	1,367	1,255
Other expenses	2,604	2,147	9,213	7,216

TOTAL NONINTEREST EXPENSE	10,281	8,760	38,287	33,587

INCOME BEFORE PROVISION FOR INCOME TAXES	5,871	5,688	22,194	13,964
Provision for income taxes	1,875	1,652	7,087	3,887

NET INCOME	$3,996	$4,036	$15,107	$10,077

EARNINGS PER COMMON SHARE
Basic	$0.25	$0.27	$0.99	$0.67

Diluted	$0.25	$0.26	$0.98	$0.66

DIVIDENDS PER SHARE	$0.10	$0.09	$0.38	$0.34